Exhibit 4.46

THIS LOAN AGREEMENT made this 20th day of November, Two Thousand and Thirteen.

BETWEEN:

(I)	CHINA METRO-RURAL HOLDINGS LIMITED , a company incorporated in the British Virgin Islands whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and is listed on the NYSE MKT under the ticker symbol “CNR” (“the Borrower”);

(II)	CHENG CHUNG HING , holder of Hong Kong Identity Card No. [not disclosed]of [not disclosed] (the Lender).

WHEREAS :-

The Borrower is desirous of borrowing an unconditional and unsecured fixed term loan from the Lender for business purpose and the Lender has agreed to advance a loan of Five Million US Dollars only (“the Loan”) to the Borrower effective from November 20, 2013 (“the Date of the Advance”) upon the Borrower entering into the covenants and obligations hereinafter contained.

NOW IT IS HEREBY AGREED by the parties hereto as follows :-

1.	REPAYMENT

1.1	Subject to and without prejudice to other provisions, terms or conditions herein contained the BORROWER hereby COVENANTS with the Lender that the Borrower shall repay the Lender in full the Loan within ONE calendar year from the Date of Advance (“Maturity Date”) with interest at 10% per annum, with effect from the Date of the Advance until repayment.

1.2	Interest of the Loan is to be compounded on an annual basis, payable semi-annually on the May 20 and November 20 of each calendar year with the first such compounding to be paid on May 20, 2014.

1.3	Early repayment can be made during any time from the Date of the Advance and may be in other forms of instrument with no penalty.

1.4	If late or default in payment of loan or interest, 2% penalty calculated on monthly basis will be applied to the loan and overdue interest until payment.

2.	TRANSFER

This Agreement may be assigned or transferred in whole only by the Lender and the Borrower shall upon receipt of the notice of such assignment or transfer facilitate any such assignment or transfer of the Agreement.

3.	GOVERNING LAW AND JURISDICTION

3.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong S.A.R.

3.2	The Borrower agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong S.A.R. and irrevocably submits to the non-exclusive jurisdiction of such courts.

4.	DECLARATION

The Lender hereby DECLARE that the Lender had sought independent legal advice in respect of this transaction and the contents of this Agreement.

IN WITNESS whereof the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by	)
SIO KAM SENG,	)
its director for and on behalf of the Borrower in the	)
presence of :-)

SIGNED by	)
)
)
Lender in the presence of :-)

Dated : 20th day of November, 2013

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CHINA METRO-RURAL HOLDINGS LIMITED

and

CHENG CHUNG HING

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LOAN AGREEMENT

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